For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Fourth Quarter 2020 Results

and COVID-19 Business Update

Revenues Returning as Cinemas Reopen

Non-Core Non-Cash Flowing Real Estate Assets Monetized

Earnings Call Webcast to Discuss 2020 Fourth Quarter and Full Year Financial Results and COVID-19 Updates

Scheduled to Post to our Corporate Website on Monday,  April 5, 2021

Culver City, California - (BUSINESS WIRE) April 1, 2021:  Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the fourth quarter and year ended December 31, 2020 and certain first quarter events anticipated to have a material impact upon the Company going forward.

President and Chief Executive Officer, Ellen Cotter said, “The COVID-19 pandemic has had a profound impact on our business. Unquestionably, this crisis has been the most difficult time in the Company's history and has proven to be a true testament to Reading’s “two business/three country diversified strategy.” Throughout the temporary closures of our global cinemas, we relied on our real estate assets as well as our cinemas in Australia and New Zealand, where the pandemic was more controlled, to support us through this challenging period. Throughout the pandemic we took aggressive and proactive actions to manage our balance sheet and liquidity needs, positioning us well to capitalize on the pent-up demand we see in movie-goers and to emerge as a stronger, more efficient company.”

“Today, we are happy to report that 100% of our cinemas in New Zealand (except Courtenay Central which remains temporarily closed due to seismic concerns), 92% of our cinemas in Australia, and 79% of our cinemas in the U.S. are open and operating and guests are returning to the cinemas.  And, we continue our policy of cautious growth: on December 22, 2020, we opened a new six-screen Reading Cinemas featuring a TITAN LUXE with DOLBY ATMOS immersive sound, recliner seating, and a newly curated enhanced food and beverage offering in Jindalee, Queensland, Australia.  Though the pandemic resulted in major studios either postponing their Hollywood movies to dates beyond 2020 or moving them to streaming platforms, we are very encouraged by the number and quality of movies that are lining up in the last half of 2021 and beyond.”

“In 2020, we evaluated our real estate portfolio in light of carrying costs, anticipated operating cash flow and capex needs, and local market conditions. We elected to monetize our raw land holdings in Manukau, New Zealand and Coachella, California. These transactions closed in the first quarter 2021 at prices substantially above pre-COVID-19 third-party estimates.  Our 70.4-acre of raw land holding in Manukau/Wiri in New Zealand sold for NZ$77.2 million (US$56.1 million), recognizing a gain on sale after costs to sell of NZ$56.3 million (US$41.0 million) over our NZ$18.7 million (US$13.5 million) Net Book Value.  And, our 202-acre raw land holding in Coachella, California sold for $11.0 million, recognizing a gain on sale after costs to sell of $6.3 million over our $4.4 million Net Book Value.”

“We are also marketing for sale our Royal George Theatre in Chicago and our Auburn Redyard Centre (including the Telstra building and 114,000 square feet of undeveloped land) located in a growth corridor of Sydney in New South Wales.  We anticipate leasing back and retaining our Reading Cinema at Auburn Redyard. Going forward, we will be developing a new capital allocation strategy and focusing on building value in our real estate assets in Wellington (NZ), Cannon Park (QLD), Newmarket Village (QLD), and our Cinema 1,2,3 property in NYC, and Viaduct properties in Philadelphia.”

“After considering a variety of alternatives, we determined that it would be in the best interests of our Company and our stockholders generally not to dilute equity by issuing stock in the middle of an unprecedented pandemic and not to mortgage our future with high cost debt.  Accordingly, we are taking this opportunity to monetize those assets that are not subject to distressed market conditions or fire sale pricing. We believe that we have in fact achieved premium prices with respect to the real estate assets monetized to date.”

“We are proud also to announce that our Consolidated Theatre in Kapolei on Oahu, working in cooperation with Kaiser Permanente, will serve as a mass vaccination site for Hawaii.  It is estimated that, over the next several months, each day that the clinic is open, some 2,000 people will be provided with vaccinations at that site.”

Ms. Cotter concluded, “I also want to extend my sincerest gratitude to the men and women of Reading whose dedication, resourcefulness and agility continue to steer our Company through these uncertain and challenging times. Like many in the travel, hospitality and entertainment industries, we have lost a year of our business life, but we are prepared to move forward and take advantage of the vast opportunities ahead as the world begins to reopen.”

Reading also announced today that James Cotter Jr., its former CEO, President and Director, passed away on March 10, 2021. Chair Margaret Cotter and CEO Ellen Cotter made the following statement: “We are truly heartbroken by the untimely death of our brother, Jim. While the last six years were strained by litigation, we will hold dear the decades of good times and memories we had with Jim.  We also want to recognize  Jim’s long service to the Company as a director from 2002 to 2018 (including as our Vice Chairman for a number of years) and as the President and CEO from 2013-2015.  And, we want to thank you for the heartfelt condolences we have received.”

Key Financial Results for Fourth Quarter of 2020

•	Cash and cash equivalents were $26.8 million as of December 31, 2020.

•	Worldwide revenues were $15.0 million, compared to $68.9 million for the same period in 2019.

•	Operating loss was $12.7 million, compared to operating income of $6.8 million for the same period in 2019.

•	Net loss attributable to RDI common stockholders was $17.4 million, compared to net loss attributable to RDI common stockholders of $27.5 million for the same period in 2019.

•	Adjusted EBITDA was a loss of $7.8 million, compared to Adjusted EBITDA of $8.3 million for the same period in 2019.

•	Basic loss per share (“LPS”) was $0.80, compared to basic LPS of $1.21 for the same period in 2019.

Key Financial Results for Year-Ended 2020

•	Worldwide revenues were $77.9 million, compared to $276.8 million for the same period in 2019.

•	Operating loss was $61.3 million, compared to operating income of $9.1 million for the same period in 2019.

•	Net loss attributable to RDI common stockholders was $65.2 million, compared to net loss attributable to RDI common stockholders of $26.4 million for the same period in 2019.

•	Adjusted EBITDA was a loss of $38.9 million, compared to Adjusted EBITDA of $34.0 million for the same period in 2019.

•	Basic LPS was $3.00, compared to basic LPS of $1.17 for the same period in 2019.

Key Highlights from Our Cinema Business

Due to the COVID-19 pandemic, and compared to 2019, our global cinema revenues for the fourth quarter 2020 decreased by 81% to $12.1 million and our global cinema operating loss was $11.7 million. This decrease was partially offset by (i) rent abatements received from certain landlords in Australia and New Zealand and (ii) abating intercompany cinema rent in properties where we own both the property and the cinema.

Our global cinema revenues for the year-ended December 31, 2020 compared to 2019, decreased by 74% to $67.0 million and our global cinema operating loss was $45.1 million. The decrease was primarily driven by the COVID-19 pandemic:  (i) temporary closure of all of our global cinemas, some of which continue to be ongoing and some of which have reopened and closed again, (ii) changes in the release schedules of major studios, which collectively led to a significant drop in attendance and a reduction in revenue, and (iii) reduced capacity as a result of social distancing measures.   This was further impacted by the ongoing temporary closure in December of 2019 of our Consolidated Theatre at the Kahala Mall in Honolulu for a top-to-bottom renovation which was put on hold due to COVID-19.  This decrease was partially mitigated by (i) the reopening of most of our cinemas internationally since June 2020, (ii) the absence of intercompany rent expense from some of our fee-interest cinemas due to the COVID-19 pandemic, and (iii) rent abatements received from certain landlords in Australia and New Zealand.

As of the date of this earnings release, our Company has reopened 86% of its global cinema operations as follows:

•

In Australia, 92% of our cinemas have reopened and we continue to execute on a number of new safety and cleaning protocols. As of today, depending on the Australian State, governmentally imposed physical distancing requirements have been removed, or are restricted to 75% of available capacity.  Unfortunately, Queensland announced yesterday a 3-day snap lockdown, so two of our cinemas have been temporarily closed.

•

In New Zealand, all our cinemas have reopened, apart from our Reading Cinemas at Courtenay Central, which remains temporarily closed due to seismic concerns. Our reopened cinemas have no physical distancing requirements in place, and we continue to execute our new safety and cleaning protocols.

•

In the United States, 79% of our theaters have reopened with an elevated set of cleaning protocols and new operating strategies, including physical distancing through reduced seat counts. Most recently, our New York theaters reopened on March 5, 2021 and most of our California theaters reopened on March 19, 2021. We expect to announce opening dates for our other cinemas in the U.S. once local government authorities remove restrictions and new and compelling movies become available.

All our cinema leases remain in place and we have not lost any assets due to foreclosures or lease terminations.

Key Highlights from Our Real Estate Business

Our global real estate revenues for the fourth quarter 2020 compared to 2019, decreased by 44% to $3.0 million and our global real estate operating loss was $1.0 million.  These results were primarily due to the ongoing pandemic, which resulted in (i)  the temporary closure of our U.S. Live Theatres,  (ii) the abated intercompany rent payable by Reading Cinemas as anchor tenants at some of our ETCs, and  (iii) rent abatements that we provided to our third-party tenants in Australia.  These results were partially offset by the strengthening foreign currency exchange rate in Australia and New Zealand and the rental income received from our new Culver City tenant, which did not exist in the fourth quarter of 2019.

Our global real estate revenues for the year-ended December 31, 2020 compared to 2019, decreased by 41% to $13.0 million and our global real estate operating loss was $2.5 million.  This decrease is attributable to the ongoing temporary closures of our U.S. Live Theatres, and the issuance of rent abatements to certain third-party Australian tenants as per the COVID-19 National Cabinet Mandatory Code of Conduct. The decrease was further impacted by our decision to abate intercompany rent payable by Reading Cinemas as anchor tenants at some of our ETCs in response to the closures and revenue reductions caused by COVID-19.    These results were partially offset by rental income received from our new Culver City tenant which did not exist in 2019.

Australia

In Australia, 98% of our 86 third-party tenants, including tenants at Newmarket Village, Auburn Redyard, Cannon Park, Waurn Ponds, York Street, and The Belmont Common, were open and trading as of December 31, 2020.   During the fourth quarter, 13% of those tenants remained in existing occupancy abatement or deferral arrangements as a result of COVID-19.  During the fourth quarter of 2020, we continued leasing activity at our ETCs by completing four new leases and three lease renewals.

New Zealand

In New Zealand, we sold our non-income producing land in Manukau as part of our strategy to monetize certain real estate assets.  Our Net Book Value in this 70.4-acre property was NZ$18.7 million (US$13.5 million) and we completed the sale on March 4, 2021 for NZ$77.2 million (US$56.1 million).

At our Courtenay Central ETC in Wellington, although most of the center is closed due to seismic concerns, during the fourth quarter, there were four third-party tenants trading.  Also, we continue to generate revenue from two parking lots. We are continuing to review alternative plans for the redevelopment of Courtenay Central.

United States

In the U.S., we also monetized our non-income producing land at Coachella, for $11.0 million, which represented a gain on sale after costs to sell of $6.3 million over our $4.4 million Net Book Value.  Our Company’s share of the sale proceeds was approximately $5.5 million.

We renewed the temporary certificate of occupancy in February 2021 for the core and shell of our 44 Union Square redevelopment project in New York City. This means that tenants will be able to immediately take occupancy and begin their tenant improvements upon lease signing.  We continue to market this brandable and iconic property to potential tenants.

In regard to our Culver City property, also located in the U.S., rent commenced during the second quarter of 2020  on a straight-line basis and cash rent payments began in October 2020.  Tenant improvements commenced in January 2021 and should be completed next month.

Through 2020, we continued to receive a portion of our rental revenue related to our Live Theatre business from certain Live Theatre tenants.

Our Balance Sheet, Cash, and Liquidity

As of December 31, 2020, our cash and cash equivalents were $26.8 million, which included approximately $7.7 million on deposit in the U.S., $6.3 million in Australia, and $12.8 million in New Zealand.  As of December 31, 2020,  our total outstanding bank borrowings were $285.0 million against total book value assets of $690.2 million.  Through the pandemic, our top financial priority remains liquidity management.  Accordingly, in 2020 and 2021 the Company implemented the actions set forth below:

•

During the first quarter of 2020, we drew down all available borrowing capacity under our credit facilities with the Bank of America, National Australia Bank (“NAB”) and Westpac to support our liquidity in light of COVID-19.

•

Through 2020, we obtained certain modifications to our loan agreements with our principal lenders - Bank of America, NAB and Westpac - needed to address the impact of COVID-19. These loan modifications include changes to certain covenant compliance terms and waivers to certain covenant testing periods.  As of December 31, 2020, we were in compliance with all our covenants under these loans.

•

During the third quarter of 2020, we paid down $5.8 million on our Bank of America revolving credit facility.  We subsequently borrowed $2.0 million on this line in the fourth quarter of 2020, therefore $3.8 million was available at December 31, 2020.  These funds remain available to be drawn under this facility.

•

On March 26, 2021, we repaid the $40.6 million construction loan secured by our 44 Union Square property. That asset is now held free and clear of third-party financing debt. On March 29, 2021, we entered into a loan commitment letter with a third-party lender providing for the refinancing of this property pursuant to a $55.0 million first mortgage loan, which would include $12.0 million to fund tenant improvements and leasing commissions. While no assurances can be given, we currently anticipate that this loan will close in the second quarter of 2021.

•

As a result of the Coronavirus Aid, Relief, and Economic Security Act, during the first quarter of 2020, we realized a tax benefit equal to $3.6 million.  In addition, the carryback of the 2019 net operating loss and the refund claim for 100% of the remaining alternative minimum tax credit resulted in a tax refund receivable of approximately $5.1 million after the filing of the 2019 federal income tax return.  The $5.1 million refund was received on January 31, 2021.

•

Through the fourth quarter 2020 and first quarter 2021, we continued to work with our cinema landlords regarding deferrals and/or abatements to address the elimination and/or severe decrease in attendance caused by the impacts of the COVID-19 pandemic.  While no assurances can be given on future abatements or deferrals, we have found our landlords to be generally understanding of our situation and believe our relationship with our landlords to be good. Even though we are reopening our cinemas, due to postponements or removal from the release schedule of major motion pictures, social distancing requirements, and the resultant reduced attendance levels currently being experienced, we continue to need and seek additional rent relief.

•	Through the fourth quarter 2020 and first quarter 2021, we continued to work with other vendors, film companies, and other business partners to defer and/or abate significant expenses.

•

To address the venue shutdowns in the U.S., we terminated most of our hourly U.S. cinema and live theatre level staff. We regret being forced into this position, but we were not eligible for Paycheck Protection Program funding. Note that in Australia and New Zealand, we were able to keep our cinema level staff substantially in place, due to our implementation of governmental assistance for which we qualified (i.e. JobKeeper Payment program in Australia and the Wage Subsidy Scheme in New Zealand).

•	As of December 31, 2020, we reduced our G&A expenses to $17.0 million in 2020, which represents a 33% decrease from 2019.

•	Our Compensation and Stock Options Committee determined to pay out no cash bonuses, with respect to 2019 or 2020, to any Reading senior executives, including our CEO.

•	To the fullest extent reasonably possible, we have scaled back on our capital expenditures.

•	Our stock repurchase program has and will likely continue to take a lower capital allocation priority for the foreseeable future.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on April 5, 2021, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.    A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on April 2, 2021 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema; live theatres operated by Liberty Theaters in the United States; and signature property developments, including Newmarket Village, Auburn Redyard, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to the expected timing of the reopening of our cinemas and theatres and the availability of compelling movie content; the expected timing of the closing of the refinancing of 44 Union Square; the expected timing of our tenant improvements at Culver City; our expected operated results; our belief regarding our business structure and diversification strategy; our belief regarding our ability to obtain additional rent relief from our cinema landlords; our belief regarding the branding and marketability of 44 Union Square to potential tenants; our expectations regarding the monetization of our non-core real estate assets; our expectations regarding our stock repurchase program; our expectations regarding credit facility covenant compliance and our ability to continue to obtain necessary covenant waivers; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Consolidated Statements of Operations

(U.S. dollars in thousands, except share information)

	2020	2019	2018
Revenues
Cinema	$67,014	$262,189	$293,723
Real estate	10,848	14,579	15,208
Total revenues	77,862	276,768	308,931
Costs and expenses
Cinema	(91,065)	(210,050)	(225,791)
Real estate	(8,578)	(9,453)	(9,904)
Depreciation and amortization	(22,317)	(22,747)	(22,275)
General and administrative	(16,998)	(25,395)	(27,337)
Impairment of long-lived assets	(217)	—	—
Total costs and expenses	(139,175)	(267,645)	(285,307)
Operating income (loss)	(61,313)	9,123	23,624
Interest expense, net	(9,354)	(7,904)	(6,837)
Gain (loss) on sale of assets	(1)	(2)	(41)
Other income (expense)	293	325	(256)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(70,375)	1,542	16,490
Equity earnings of unconsolidated joint ventures	(449)	792	974
Income (loss) before income taxes	(70,824)	2,334	17,464
Income tax benefit (expense)	4,967	(28,837)	(3,298)
Net income (loss)	$(65,857)	$(26,503)	$14,166
Less: net income (loss) attributable to noncontrolling interests	(657)	(74)	132
Net income (loss) attributable to Reading International, Inc. common shareholders	$(65,200)	$(26,429)	$14,034
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$(3.00)	$(1.17)	$0.61
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$(3.00)	$(1.17)	$0.60
Weighted average number of shares outstanding–basic	21,749,155	22,631,754	22,991,277
Weighted average number of shares outstanding–diluted	22,215,511	22,784,122	23,208,991

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$26,826	$12,135
Receivables	2,438	7,085
Inventories	1,059	1,674
Prepaid and other current assets	8,414	6,105
Land held for sale	17,730	—
Total Current Assets	56,467	26,999
Operating properties, net	353,125	258,138
Operating lease right-of-use assets	220,503	229,879
Investment and development properties, net	11,570	114,024
Investment in unconsolidated joint ventures	5,025	5,069
Goodwill	28,116	26,448
Intangible assets, net	3,971	4,320
Deferred tax assets, net	3,362	3,444
Other assets	8,030	6,668
Total Assets	$690,169	$674,989
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$38,877	$29,436
Film rent payable	2,473	8,716
Debt - current portion	41,459	36,736
Subordinated debt - current portion	840	644
Derivative financial instruments - current portion	218	109
Taxes payable	82	140
Deferred current revenue	10,133	11,324
Operating lease liabilities - current portion	22,699	20,379
Other current liabilities	3,826	3,653
Total Current Liabilities	120,607	111,137
Debt – long-term portion	213,779	140,602
Derivative financial instruments - non-current portion	212	233
Subordinated debt - non-current portion	26,505	29,030
Noncurrent tax liabilities	13,070	12,353
Operating lease liabilities - non-current portion	212,806	223,164
Other non-current liabilities	22,017	18,854
Total Liabilities	$608,996	$535,373
Commitments and Contingencies
Stockholders’ Equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,004,717 issued and 20,068,606 outstanding at December 31, 2020 and 32,963,489
issued and 20,102,535 outstanding at December 31, 2019	$231	$231
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2020 and 2019	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2020 and 2019	—	—
Additional paid-in capital	149,979	148,602
Retained earnings (deficit)	(44,553)	20,647
Treasury shares, at cost	(40,407)	(39,737)
Accumulated other comprehensive income	12,502	5,589
Total Reading International, Inc. ("RDI") Stockholders’ Equity	77,769	135,349
Noncontrolling Interests	3,404	4,267
Total Stockholders’ Equity	$81,173	$139,616
Total Liabilities and Stockholders’ Equity	$690,169	$674,989

Reading International, Inc. and Subsidiaries

Segment Results

(U.S. dollars in thousands)

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2020	2019	(Unfavorable)	2020	2019	(Unfavorable)
Segment revenue
Cinema
United States	$2,840	$38,126	(93)%	$27,422	$147,653	(81)%
Australia	7,573	22,190	(66)%	32,515	93,508	(65)%
New Zealand	1,735	4,988	(65)%	7,077	21,028	(66)%
Total	$12,148	$65,304	(81)%	$67,014	$262,189	(74)%
Real estate
United States	$257	$975	(74)%	$1,422	$3,848	(63)%
Australia	2,526	3,783	(33)%	10,576	15,656	(32)%
New Zealand	252	622	(59)%	965	2,401	(60)%
Total	$3,035	$5,380	(44)%	$12,963	$21,905	(41)%
Inter-segment elimination	(162)	(1,802)	91%	(2,115)	(7,326)	71%
Total segment revenue	$15,021	$68,882	(78)%	$77,862	$276,768	(72)%
Segment operating income (loss)
Cinema
United States	$(10,731)	$1,901	(>100)%	$(39,371)	$4,457	(>100)%
Australia	(715)	3,065	(>100)%	(4,267)	15,974	(>100)%
New Zealand	(292)	648	(>100)%	(1,418)	2,898	(>100)%
Total	$(11,738)	$5,614	(>100)%	$(45,056)	$23,329	(>100)%
Real estate
United States	$(1,055)	$(99)	(>100)%	$(3,399)	$64	(>100)%
Australia	434	1,296	(67)%	2,336	5,449	(57)%
New Zealand	(378)	(43)	(>100)%	(1,400)	(372)	(>100)%
Total	$(999)	$1,154	(>100)%	$(2,463)	$5,141	(>100)%
Total segment operating income (loss)(1)	$(12,737)	$6,768	(>100)%	$(47,519)	$28,470	(>100)%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to net income (loss)

(U.S. dollars in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2020	2019	2020	2019
Net income (loss)	$(17,394)	$(27,482)	$(65,200)	$(26,429)
Adjustments for:
Interest expense, net	3,178	1,977	9,354	7,904
Income tax (benefit) expense	103	27,736	(4,967)	28,837
Depreciation and amortization	6,168	5,877	22,317	22,747
EBITDA	$(7,945)	$8,108	$(38,496)	$33,059
Adjustments for:
(Gain) Loss on Sale of Assets	(1)	(2)	(1)	(2)
Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters	170	185	(405)	967
Adjusted EBITDA	$(7,776)	$8,291	$(38,902)	$34,024

Non-GAAP Financial Measures

This earnings release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.